Exhibit 99.1

                  NOVELIS DETAILS SPIN-OFF ACCOUNTING TREATMENT

        ATLANTA, May 11 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE, TSX: NVL) earlier today announced the first quarter conference call with analysts scheduled originally for this morning, Wednesday, May 11, 2005, has been rescheduled for Thursday, May 12, 2005 at 8:00 a.m. EDT. The Company continues to evaluate the accounting treatment for the period of January 1-5, 2005 required us to reschedule the conference call.

        The issue surrounds the accounting treatment under carve-out financial statement principles of the FAS 133 mark-to-market losses of $45 million pre-tax ($30 million after-tax) that were incurred in the period from January 1, 2005, to the effective date of our spin-off from Alcan Inc. of January 6, 2005.

        The following disclosure was made in Note 1 to consolidated financial statements that was included in the press release issued earlier this morning:
"All income earned and cash flows generated by the Novelis entities as well as the risks and rewards of these businesses from January 1-5, 2005, were primarily attributed to Novelis and are included in the accompanying consolidated financial statements, with the exception of $45 [million] of pre-tax net gains on derivative contracts that were attributed to Alcan and were therefore recorded as an adjustment to the Owner's net investment account." As such, the net income reported of $59 million excluded the aforementioned after-tax loss of $30 million.

        Under the carve-out accounting convention, the alternative treatment could be to include the net $30 million loss on mark-to-market derivatives from January 1 to 5, 2005, in net income for the first quarter of 2005 resulting in a reported net income of $29 million. Consolidated Net income of $59 million for the period of January 6 to March 31, 2005, the period subsequent to our spin from Alcan would be included in retained earnings, while the Combined Loss of $30 million from January 1-5, 2005, the period prior to our spin from Alcan, would be attributed to owner's net investment on the date of spin.

        We will republish our press release on earnings prior to our rescheduled call tomorrow.

        Details on tomorrow's conference call and webcast are:
        Dial in Information:
        US Dial In: 800-561-2601
        International: 617-614-3518
        Passcode: 49756737

        Webcast of the earnings will be provided through the Novelis website at http://www.novelis.com A presentation will be available for download shortly before the webcast.

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        A replay of the conference call will be available beginning at 11:00 am
ET May 12 through May 18, 2005.

        The replay information is:
        US Dial In: 888-286-8010
        International: 617-801-6888
        Passcode: 63112284

SOURCE  Novelis Inc.
        -0-                             05/11/2005
        /CONTACT: Media, Jennifer Dervin, +1-404-814-4208, or Investors, Holly Ash, +1-404-814-4212, both of Novelis Inc./
        /Web site:  http://www.novelis.com /